Item 77I - NY Tax Free Money Fund
(a series of DWS Advisor Funds)

Effective August 15, 2006, in anticipation of the proposed merger of Tax-Exempt New York Money Market
Fund into NY Tax Free Money Fund Investment, NY Tax
Free Money Fund Investment will be known as NY Tax
Free Money Fund and its existing shares will be redesignated as a separate share class named Investment
Class.

C:\Documents and Settings\cheneq\Local Settings\
Temporary Internet Files\OLK11\Item

77I - NY Tax Free Money Fund Investment AF.doc